Exhibit 99.1

Vantage Drilling Company Announces $25.7 Million Private Placement of Ordinary Shares

HOUSTON, TEXAS, (MARKETWIRE) June 5, 2009 – Vantage Drilling Company (“Vantage”) (NYSE Amex: VTG.U) (NYSE Amex: VTG) (NYSE Amex: VTG.WS) today announced that it has entered into definitive agreements with certain institutional investors and members of management with respect to the previously announced private placement.  On June 5, 2009, Vantage sold 17,769,535 of its ordinary shares for gross proceeds of approximately $25.7 million.

The net proceeds received by Vantage in the private placement will be approximately $25.0 million.  Vantage will use the net proceeds for working capital and general corporate purposes.  Westlake Securities, L.L.C. acted as lead placement agent for this offering.  Andrews Kurth LLP acted as legal counsel to Westlake Securities in connection with the placement.

Paul Bragg, Chairman and Chief Executive Officer, commented, "We are very pleased to announce our successful completion of this private placement. This financing will further enhance the Company’s financial position as it builds and delivers its fleet."

The ordinary shares have not yet been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent a registration statement or exemption from registration.

Vantage, a Cayman Islands exempted company, is an offshore drilling contractor, with one Baker Marine Pacific Class 375 ultra-premium jackup drilling rig operating, and three such jackups and an ultra deepwater drillship, the Platinum Explorer, currently under development. Vantage is also providing management services to an affiliate for two other ultra-deepwater drillships and to Sea Dragon Offshore Limited for an ultra-deepwater semi-submersible.

Public & Investor Relations Contact:
Paul A. Bragg
Chairman & Chief Executive Officer
Vantage Drilling Company
(281) 404-4700